Exhibit 16.1

[letterhead of Baker Tilly Virchow Krause, LLP]

January 27, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by IntriCon Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of IntriCon Corporation dated January 27, 2020. We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota